Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Callable with Contingent Coupon with Daily Observation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the SPDR® Dow Jones® Industrial Average ETF Trust due June 22, 2027

Term Sheet to Preliminary Pricing Supplement dated June 14, 2023

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The S&P 500® Index (Bloomberg ticker symbol “SPX”), the Russell 2000® Index (Bloomberg ticker symbol “RTY”) and the SPDR® Dow Jones® Industrial Average ETF Trust (Bloomberg ticker symbol “DIA”) (each an “Underlying” and collectively the “Underlyings”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	June 16, 2023
Issue Date*	June 22, 2023
Final Calculation Day*	June 16, 2027
Stated Maturity Date*	June 22, 2027
Contingent Coupon Payments	On each Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Value of the Lowest Performing Underlying on each Eligible Trading Day during the relevant Observation Period is greater than or equal to its Coupon Threshold Value. Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4
Contingent Coupon Rate	At least 10.02% per annum, to be determined on the Pricing Date
Observation Period End-Dates *	Quarterly, on the 16th of each March, June, September, and December, commencing September 2023 and ending on the Final Calculation Day, each subject to postponement.
Coupon Payment Dates	Quarterly, on the third Business Day following each Observation Period End-Date, provided that the Coupon Payment Date with respect to the final Observation Period will be the Stated Maturity Date
Observation Periods	Each Observation Period will consist of each day that is a Trading Day for at least one Underlying (each such day, an “Eligible Trading Day”) from but excluding an Observation Period End-Date as postponed to and including the following Observation Period End-Date as postponed, provided that the first Observation Period will consist of each Eligible Trading Day from but excluding the Pricing Date to and including the first Observation Period End-Date as postponed.
Optional Redemption	We may, at our option, redeem the securities, in whole but not in part, on any Optional Redemption Date. If we elect to redeem the securities prior to stated maturity, you will be entitled to receive on the applicable Optional Redemption Date a cash payment per security equal to the face amount plus any final Contingent Coupon Payment otherwise due.
Optional Redemption Dates*	Quarterly, on the Coupon Payment Dates following each Observation Period End-Date scheduled to occur from September 2023 to March 2027, inclusive.
Maturity Payment Amount (per security)

•     if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Downside Threshold Value: $1,000; or

•     if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Downside Threshold Value:

$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day

Lowest Performing Underlying	For any Eligible Trading Day during an Observation Period, the Underlying with the lowest Performance Factor on that day
Performance Factor	With respect to an Underlying on any Eligible Trading Day during an Observation Period, its Closing Value on such day divided by its Starting Value (expressed as a percentage).
Starting Value	For each Underlying, its Closing Value on the Pricing Date
Ending Value	For each Underlying, its Closing Value on the Final Calculation Day
Coupon Threshold Value	For each Underlying, 70% of its Starting Value
Downside Threshold Value	For each Underlying, 60% of its Starting Value

*Subject to change

Summary of Terms (Continued)

Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 1.525%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XJU2 / US13607XJU28
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (Maturity Payment Amount)

If we do not redeem the securities prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Downside Threshold Value, you will have full downside exposure to the decrease in the value of the Lowest Performing Underlying from its Starting Value and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to the Lowest Performing Underlying on the Final Calculation Day if we do not redeem the securities prior to maturity and the Ending Value of that Underlying is less than its Downside Threshold Value.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $944.70 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: www.sec.gov/Archives/edgar/data/1045520/000110465923071159/tm2317535d35_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-9 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplements, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying underlying supplements, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If We Do Not Redeem The Securities Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	Whether You Receive A Contingent Coupon Payment On A Coupon Payment Date Will Depend On The Closing Value Of The Lowest Performing Underlying On Each Eligible Trading Day During The Related Observation Period.
•	The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If The Other Underlyings Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying On Each Eligible Trading Day During The Observation Periods, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlyings.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlyings.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Underlying On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlying, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	Our Redemption Right May Limit Your Potential To Receive Contingent Coupon Payments.
•	A Coupon Payment Date And The Stated Maturity Date May Be Postponed If An Observation Period End-Date Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlyings

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	The Fund May Not Be Representative Of An Investment In Its Sector.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, the underlying supplements and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplements and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplements and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

2